Exhibit 99.1

20 North Broadway Oklahoma City, Oklahoma 73102-8260	Telephone: (405) 235-3611 Fax: (405) 552-4667
NEWS RELEASE

Investor contact:	Zack Hager
(405) 552-4526

Media contact:	Brian Engel
(405) 228-7750
DEVON ENERGY PROVIDES FORWARD-LOOKING ESTIMATES OF
PRODUCTION, RESERVE ADDITIONS AND CAPITAL EXPENDITURES
OKLAHOMA CITY — December 8, 2006 — Devon Energy Corporation (NYSE:DVN) today updated its estimate of fourth-quarter 2006 oil and gas production and revised its summary estimates of oil and gas production for the years 2006 through 2009. These estimates result in compound annual production growth of eight to 10 percent for the three-year period.
     The company also provided summary estimates of 2006 and 2007 capital expenditures and reserve additions. Devon will report its results for 2006 and provide detailed forecasts for 2007 in early February 2007.
Updated 2006 through 2009 Production Guidance
     Devon expects to produce approximately 57 million oil-equivalent barrels (Boe) in the fourth quarter of 2006. This represents a seven percent increase over Devon’s fourth-quarter 2005 production of 53.3 million Boe. On a sequential quarter basis, estimated fourth-quarter production would be three percent greater than third-quarter 2006 production of 55.4 million Boe.
     For the full year 2006, Devon expects to produce approximately 216 million Boe. This includes approximately two million Boe (500,000 Boe in the fourth quarter of 2006) of production from Devon’s Egyptian assets. At year-end Egypt will be reported as a discontinued operation and these volumes will be excluded from reported production for all periods presented. Devon announced its plans to sell all of its interests in Egypt on November 14, 2006. The decision to sell the Egyptian assets results in the exclusion of the related production volumes from the following future-year forecasts.
     Building on production growth momentum from 2006, Devon estimates its 2007 oil and gas production at 230 million to 232 million Boe. This represents 2007 production growth from retained properties of approximately eight percent. This growth is driven by strong performance from Devon’s U.S. onshore properties, a full year of production from the ACG field in Azerbaijan and mid-year start-ups of production from the company’s Merganser field in the deepwater Gulf of Mexico and the Polvo discovery offshore Brazil.

     Production in 2008 is expected to total 251 million to 258 million Boe. Based on the midpoints of the forecast ranges, this represents 10 percent year-over-year production growth. Production growth in 2008 is expected to include additional contributions from U.S. onshore properties as well as a full year of production from Merganser, Polvo and Devon’s Jackfish thermal oil sands project in Canada. Devon expects similar production growth in 2009 with production of 270 to 285 million Boe.
     As previously disclosed by Devon, the company has significantly reduced activity levels on conventional gas projects in Canada until business conditions improve. Competitive pressures for equipment, services and supplies in Canada have created a highly inflationary cost environment. In addition, the strengthening of the Canadian dollar relative to the U.S. dollar has negatively impacted profit margins on these projects. This curtailment of drilling activity in Canada is the largest factor contributing to the revisions from Devon’s previous estimates of 2007 through 2009 production.
     Additionally, higher than expected oil prices in 2006 and higher forecast prices for 2007 through 2009 have reduced Devon’s expected production from international areas operating under production sharing agreements. Under the terms of production sharing contracts, higher oil prices increase revenues and profitability; however, higher prices also reduce reported production volumes.
Drill-Bit Reserve Additions Expected to Nearly Double 2006 Production
     Drill-bit capital for 2006 is expected to total $6.3 billion to $6.5 billion, including $1.2 billion of unproven acquisition costs related to the June 29, 2006, acquisition of Chief Holdings LLC. Devon estimates that its additions to proved reserves in 2006 will be 415 million to 425 million Boe, excluding 100 million Boe of reserves acquired from Chief and before any revisions related to changes in oil and gas prices. This would nearly double estimated 2006 production.
     The estimated range of proved reserve additions in 2006 is slightly lower than the company’s previous estimated range of 420 million to 450 million Boe. The reduction is primarily attributable to lower than anticipated reserve additions in Canada, following lower activity levels. The company also announced that no proved reserves would be booked in 2006 for its lower Tertiary discoveries in the Gulf of Mexico.
Additional Reserve Growth Anticipated in 2007
     The company expects to post strong reserve growth again in 2007. Devon forecasts proved reserve additions of 350 million to 370 million Boe in the coming year. Drill-bit capital for 2007 is forecast at $5.6 billion to $5.8 billion.

Summary Forecasts

		Billions		Millions of Oil Equivalent Barrels (MMBoe)
		Drill-Bit		Reserve	Divestiture		Retained
Year	(1)	Capital	(3)	Additions	Production	(4)	Production
2006	(2)	6.3 - 6.5		415 - 425	2		214
2007		5.6 - 5.8		350 - 370			230 - 232
2008							251 - 258
2009							270 - 285
Notes to the table above:
(1) Drill-bit Capital includes exploration and development expenditures, plugging and abandonment charges and capitalized interest and general and administrative costs. Marketing and midstream and corporate capital are excluded.
(2) The 2006 drill-bit capital estimate also includes $1.2 billion allocated to unproven properties included in the acquisition of Chief Holdings LLC.
(3) Reserve Additions include performance revisions but exclude revisions due to changes in oil, natural gas and natural gas liquids prices.
(4) Retained Production in 2006 excludes production from Egyptian properties selected for divestiture.
     Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration, production and property acquisitions. Devon is one of the world’s leading independent oil and gas producers and is included in the S&P 500 Index. For additional information, visit www.devonenergy.com.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning forecasts, estimates, expectations and objectives for future operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future production, reserve additions and capital expenditures are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.
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